Exhibit 99.1

November 30, 2006

Dear ION Media Networks Stakeholder and Colleague:
When I joined our company as CEO a year ago, it was in anticipation that all stakeholders would pull together to revitalize our television network and build a forward-thinking multimedia company. One year later, my optimism for the possibilities for our company is unchanged. With your support, we can continue to work to restore our financial base, reinforce our team, form valuable partnerships and build on our unique TV delivery platform.
Our vision is to build a multi-network, multi-brand distribution company over a three to five year time horizon by focusing our efforts on three areas:
•	Improving content, ratings and revenue on our flagship TV network;

•	Creating new brands and services, using our network as a launch pad; and

•	Creating digital spectrum value from new applications, devices and users.
As the largest owner of U.S. TV broadcast spectrum, we have the capacity to offer new digital channels in parallel to our main nationwide TV network. Each new channel can serve different genres, such as kids, health, music or local sports.
Technological developments may provide us with favorable opportunities. The U.S. government recently allocated $1.5 billion for digital TV receivers to ensure that consumers receive our digital broadcasts by February 2009. Mobile technology is in development that could enable digital TV broadcast spectrum for mobile devices, adding a new content delivery dimension to our assets.
We still have a long road ahead to realize our vision. We need your full support, as we rebuild our business operationally day-to-day. We must make smart bets on technology and content, attract managerial and creative talent, achieve steep revenue growth and build long-term client and audience relationships.
We recognize that markets can be skeptical of lofty visions, so our focus has been to get points on the board early in the game, to earn the credibility and trust we need. With this in mind, here are some perspectives on our first-year accomplishments.

ION Media Networks
November 30, 2006

Year One Scorecard
•	Last December, we completed a Debt Refinancing, which provided the company with additional financial flexibility by extending our repayment maturities until 2012 and 2013, as well as giving us the discretion in any given quarter to elect whether we defer a portion of our interest or pay it in cash.

•	During the first quarter of 2006, we created a New Brand for our company to underscore a new energy and vision. The “ION Media Networks” brand was developed in a team environment, inviting both individual imagination and creative consensus.

•	We reversed a past decision to deemphasize the network television business and secured Content Licensing Deals with content owners, including Warner Bros., Sony and NBC Universal, providing us with the rights to air classic TV series and movies.

•	Our network has seen significant Ratings Increases since we started airing this new content in August, even without cash promotional spending. Weekday primetime ratings have increased 29% and 25% in Households and Women 25-54, respectively, and weekend primetime ratings are up 42% in Households, benefiting from a combination of classic TV series and theatrical movies.

•	We began our next phase of Strategic Content Relations with our recently announced alliance with RHI Entertainment, providing us with high quality content starting July 1, 2007. RHI has a strong creative TV programming track record and a library of over 4,000 hours of award-winning content. Our ability to build such relations underscores the appeal of our TV platform to programmers.

•	With renewed confidence in our improving ratings, as well as access to quality content, we decided to re-enter the General Network Advertising market, reversing a prior decision to abandon this more lucrative revenue segment. Our revenue analysis concluded that at improved ratings levels, general market advertising provides revenue and value enhancement for our network.

•	We launched Digital Brand Extensions, seeding new income streams in anticipation of the February 2009 digital transition, positioning ION as a leader in digital broadcasting and targeting new audiences. For children, we launched the qubo network, a 51% ION-owned joint venture with Scholastic, Corus Entertainment, Classic Media and NBC Universal. In its analog broadcast slots, qubo already outperforms the content it replaced, as well as certain longtime kids TV incumbents. We also introduced iHealth, the first broadcast brand dedicated to consumer wellness, helping families lead healthier and more balanced lives. Both brands will launch as 24/7 digital broadcast channels in January 2007.

ION Media Networks
November 30, 2006

•	We initiated Digital Spectrum R&D for technology that extends digital broadcasting from in-home stationary television to out-of-home mobile devices. We will begin testing mobile broadcasting with technology partners in the coming months at one of our facilities and hope to have initial findings in 2007.

•	Our progress demonstrates the resolve of our employees, and I want to recognize and thank them. We have initiated a Team Culture that is aligned with our financial and operational imperatives. We advocate accountability by saying what we do and doing what we say. We strive to foster an environment where a new passionate technology-savvy team member is as empowered as a seasoned department head. We need cross-media learning to adapt to savvy digital consumers who are turning traditional media rules upside down.

•	We overhauled our approach to Strategic Financial Planning. Our team has implemented a company-wide cash management focus, whereby we have cut overhead, sold the corporate aircraft and terminated non-essential expenses. We also initiated non-core assets divestitures that will bolster our liquidity without reducing our growth prospects.

•	We adopted Operating Cash Flow (“OCF”) as a key metric for performance and progress. Management is now incentivized based on achieving OCF levels in excess of our cash cost of capital. While this is a tall order, our 2007 budget has been developed with this imperative in mind.
We hope you are encouraged by our progress after only twelve months on the task. Our sales, programming and distribution partners have been tremendously supportive since our positive news and changes began in November 2005.
Looking Ahead
We plan to pursue opportunities and tackle issues going forward with continued transparency and candid communication. This also includes a realistic assessment and sensible plan regarding our overall capitalization. While we are stepping up to the plate on fiscal responsibility, we are realistic enough to recognize that our existing capital structure limits our progress.
Our balance sheet has ballooned to over $2.5 billion in debt and preferred stock as a result of fiscal approaches taken in prior years. Our substantial debt and preferred stock balances saddle our operations with theoretical financing costs of $272 million annually. The maturities of our preferred stock provide a timely opportunity to contemplate a capital structure that better supports our operational and strategic plans.
Our 14 1/4% Junior Exchangeable Preferred Stock matured on November 15, and our 9 3/4% Series A Convertible Preferred Stock matures on December 31, 2006. The

ION Media Networks
November 30, 2006

combined amount of these equity securities at their respective maturities is approximately $781 million. As anticipated in our SEC filings, we will not redeem these securities for cash at this time, staying with our goal of preserving liquidity and complying with debt covenants that pose limitations on cash redemptions. In lieu of a cash redemption, holders of these preferred stock issuances may elect members to our board of directors, subject to applicable provisions and regulations.
As part of our December debt refinancing, we secured the ability to borrow an additional $650 million of subordinated debt for general corporate and operational purposes. However, our preference is not to put additional indebtedness on the company if we can avoid it. Rather, we are hopeful that our stockholders will develop an improved new equity structure. This sense is based on encouraging calls from holders who see our progress and are asking about prospects for establishing the company for long-term growth.
In light of next week’s “media week” events in New York City, we thought it would be a good time to make ourselves available for a dialogue with anyone who has questions or observations on our management efforts. We will host an informal breakfast on Tuesday, December 5th at 7:30 a.m. at the Commodore Grill in the Grand Hyatt New York hotel located on Park Avenue at Grand Central Terminal. If you have an interest in joining us, please RSVP by Monday, December 4th to Julie Sanscrainte at julies@ionmedia.tv.
I look forward to your support and to working together on another great year ahead!
Sincerely,
Brandon Burgess

ION Media Networks
November 30, 2006

Audience Data:
We have obtained the audience ratings data set forth in this letter from the most recent information available from Nielsen Media Research. We do not assume responsibility for the accuracy or completeness of this data.
Forward-Looking Statements:
This letter contains “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. All statements herein, other than those consisting solely of historical facts, that address activities, events or developments that ION Media Networks, Inc. (the “Company”) expects or anticipates will or may occur in the future, including such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, may be forward-looking statements. Statements herein are based on certain assumptions and analysis made by the Company in light of its experience and its perception of historical trends, current conditions and potential future developments, as well as other factors it believes are appropriate in the circumstances.
Whether actual results, events and developments will conform with the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company, that could cause actual results, events and developments to differ materially from those referenced in or contemplated by any forward looking statements herein. Among these risks and uncertainties are the risk that the Company may not be able to successfully develop its network television operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations; the effects of government regulations and changes in the laws affecting the Company’s business; industry and economic conditions; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that actual results, events or developments will occur or be realized in accordance with the Company’s expectations.